EXHIBIT 10.3


                  LICENSE AND COLLABORATIVE RESEARCH AGREEMENT

         This Agreement is entered into as of October 1, 1992, by and between Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, a corporation organized and existing under the laws of the State of New York having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 ("AECOM") and Molecular Geriatrics, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office and place of business at 1117 South Milwaukee Avenue, Suite B-12, Libertyville, Illinois 60048 ("licensee").


                                    STATEMENT
                                   -----------

         AECOM, through Dr. Peter Davies, has been and now is engaged in research at AECOM relating to Alzheimer's disease, has developed and acquired substantial expertise and knowhow in this field and desires to continue its research in this field in collaboration with Licensee. Licensee has expertise and research capabilities relating to nucleic acid and protein sequencing, generation of monoclonal and polyclonal antibodies, gene cloning, etc., is in the business of developing and commercializing biological and medical products, and desires to acquire a license from AECOM as to AECOM's existing research, expertise, knowhow and patent rights relating to Alzheimer's disease therapeutics developed by Dr. Davies at AECOM, and as to AECOM's future research, expertise, knowhow and patent rights which result from the collaboration between AECOM, through Dr. Davies, and Licensee under this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, AECOM and Licensee agree as follows:

1.    DEFINITIONS


         1.01 "Field" means therapeutics for Alzheimer's disease and precursor or related conditions, including any applications in other neurodegenerative diseases derived from the results of the research done under this Agreement. The diagnosis of Alzheimer's disease and precursor or related conditions is specifically excluded from the Field.
         1.02 "Alzheimer Therapeutic Knowhow" means all technology, inventions, technical information, biological materials and the like, whether patentable or not, discovered, invented or developed by Dr. Davies or the Staff, or by Licensee or by any combination of Dr. Davies, Staff, or Licensee, all pursuant to this Agreement, which relate to the Field, and also shall include technology, inventions, technical information, biological materials and the like, whether patentable or not, discovered, invented or developed by Dr. Davies and Staff relating to the Field on or before the effective date of this Agreement as to which AECOM has the right to grant a license to Licensee.

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         1.03     "Alzheimer Therapeutic Patents" means all U.S. and foreign patent applications and patents owned or controlled by AECOM or by Licensee, or by both AECOM and Licensee jointly, which relate to the Field and which are based on inventions made by Dr. Davies, by the Staff, or by Licensee or by any combination thereof, all pursuant to this Agreement, including all U.S. and foreign patent applications and patents covering Alzheimer Therapeutic Knowhow. Appendix A is a listing of all U.S. and foreign patent applications and patents which are currently included in the definition of Alzheimer Therapeutic Patents, which list shall be updated from time to time by Licensee and AECOM within thirty (30) days of filing a new patent application.

         1.04 "Staff' means AECOM employees who are identified by AECOM from time to time during the term of this Agreement as working under the supervision of Dr. Davies in his laboratory in the Field of this Agreement.


         1.05 "Licensed Product" means any therapeutic product or treatment method, the manufacture, use or sale of which involves the use of Alzheimer Therapeutic Knowhow, or is covered by a claim of an Alzheimer Therapeutic Patent.

         1.06 "Net Proceeds" means the total consideration received by Licensee in any form from any third party or parties for a sublicense, or other right, license, privilege or immunity to make, have made, use, sell or otherwise dispose of a Licensed Product.

         1.07 "Net Sales" means the total consideration received by Licensee and/or Subsidiaries in any form from sales of Licensed Products by Licensee and/or Subsidiaries to third parties less transportation charges, sales taxes, use taxes, excise taxes, value added taxes, customs duties or other imposts, normal and customary quantity and cash discounts, and allowances and credits on account of rejection or return of Licensed Products or on account of retroactive price reductions.

         1.08 "Subsidiary" of Licensee shall mean a corporation or other business entity controlled by, controlling or under common control with. Licensee. For this purpose, control of a corporation or other business entity shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or greater interest in the equity of, such corporation or other business entity, or the maximum percentage that a foreign investor may own, if equal to or less than fifty percent (50%), pursuant to local laws, customs or regulations of any country, but such corporation, or other business entity shall be deemed to be a Subsidiary for only so long as such ownership or control exists.

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2. . SCOPE OF AGREEMENT


         2.01 As more specifically set forth in Article 4, this Agreement initially contemplates a transfer of existing Alzheimer Therapeutic Knowhow from AECOM to Licensee. Pursuant to such initial transfer and continuing collaboration thereafter, it is contemplated that Licensee will determine the amino add sequence of proteins and base sequence of nucleic acids, generate monoclonal antibodies, done and express and assess biological and therapeutic activity of proteins, all related to the Field of this Agreement.

         2.02 In addition, AECOM and Licensee will engage in a collaborative research project ("Research Project") directed to the Field and funded by Licensee, which collaboration is contemplated to include:

                  a. development by Licensee of therapeutics based on specific materials provided by AECOM; and

                  b. other related research and development related to the development by Licensee of therapeutics for Alzheimer's disease.


3.    AECOM AGREEMENTS WITH THIRD PARTIES


         3.01 Licensee acknowledges that AECOM and Dr. Davies are performing research under Research Grant No. R37-MH38623 entitled "Aging and Dementia Cholinergic Neuron Biochemistry" of the National Institutes of Health ("NIH"); Grant No. P01 AG 06803 entitled "Fundamental Studies of Alzheimer's Disease, and P01MH47667 entitled "Mechanisms of HIV-Associated CNS Dysfunction in Pediatric AIDS" during the term of this Agreement; that all rights reserved to NIH and the United States Government as a result of these grants shall remain so reserved and shall in no way be affected by this Agreement; and that AECOM and Dr. Davies are obligated under these grants provided, however, that AECOM and Dr. Davies will take all necessary action to secure for Licensee exclusive rights to Licensed Products to the extent permitted under 35 U.S.C. Sec. 202.


         3.02 AECOM has granted diagnostic rights to certain knowhow and patent rights relating to Alzheimer's Disease developed by Dr. Davies and others at AECOM to Abbott Laboratories. Those rights shall not be affected in any way by this Agreement, and AECOM's fulfillment of its obligations to Abbott Laboratories shall not constitute a breach of this Agreement.

4.    STATEMENT OF WORK

         4.01 Dr. Davies and the Staff, with the cooperation of AECOM, will use their best efforts to transfer, as soon as possible following execution of this Agreement, existing Alzheimer Therapeutic Knowhow from AECOM to Licensee in a manner consistent with Licensee's objective of developing therapeutics for Alzheimer's disease. Specific projects to be undertaken by AECOM and funded by Licensee are outlined in Appendix B.


         4.02 Thereafter, Licensee will use its best efforts to accomplish the following contemplated tasks:

                    a.   development  of  products  designated  to  prevent  the
                         formation  of  lesions   associated  with   Alzheimer's
                         disease;

                    b. test the effect of such products in vivo and in vitro to determine toxicity and efficacy;

                    c. determine the biological basis of the activity of such products; and

                    d.   determine  the  optimum   method  for   production  and
                         delivery or inducing the endogenous production of such products.

                  The parties recognize and agree that the foregoing tasks may be changed, altered or modified as the research and development proceeds under this Agreement to achieve the objectives of this Agreement.

         4.03 During the Research Project and throughout the term of this Agreement, Dr. Davies and the Licensee will regularly exchange information, including Alzheimer Therapeutic Knowhow, relating to the Field and the status of the research and progress made and results obtained on the development of a therapeutic for Alzheimer's disease. On a timely basis, AECOM will provide Licensee with information developed by Dr. Davies and the Staff regarding research and developments relating to the Field.


5.    ALZHEIMER THERAPEUTIC KNOWHOW AND PATENTS

         5.01 All Alzheimer Therapeutic Knowhow, including all inventions, discoveries and developments, whether or not patentable, which are made at AECOM solely by Dr. Davies and the Staff during the term of this Agreement will be owned solely by AECOM. All Alzheimer Therapeutic Knowhow, including all inventions, discoveries and developments, whether or not patentable, which are made jointly by Dr. Davies or the Staff and Licensee during the course of the Research Project and throughout the term of this Agreement will be owned jointly by AECOM and Licensee. All Alzheimer Therapeutic Knowhow, irrespective of the ownership thereof as between the parties, is subject to Licensee's license granted pursuant to the terms and conditions of this Agreement.

         5.02 During the term of this Agreement, AECOM, through Dr. Davies and the Staff, will promptly disclose to Licensee all Alzheimer Therapeutic Knowhow conceived, discovered, invented or developed at AECOM by Dr. Davies and the Staff, solely or jointly with licensee. On any significant development made relative to Alzheimer Therapeutic Knowhow and/or Licensed Products, whether made by Licensee, AECOM, or jointly by Licensee and AECOM, Licensee shall determine whether a patent application should be prepared and filed in view of Licensee's best business judgment. Following such determination by Licensee that a patent application should be prepared and filed, AECOM will select patent counsel acceptable to Licensee. Licensee will pay the cost of preparing, filing, prosecuting and maintaining U.S. and foreign parent applications and patents. AECOM will keep Licensee fully informed concerning such applications and patents and will consult with Licensee concerning the prosecution of such applications. AECOM will file applications for patents in at least the United States, Canada, Japan, Australia, Sweden, Israel and all members of the European Patent Convention. AECOM, Dr. Davies and the Staff will fully cooperate with Licensee in preparing, filing, prosecuting and maintaining such applications and patents relating to Alzheimer Therapeutic Knowhow. Licensee may, upon reasonable notice to AECOM, decide to discontinue paying the expenses associated with any particular application or patent. If Licensee decides to discontinue paying such expenses, AECOM may pay such expenses. Licensee shall retain no further rights in any application or patent for which Licensee decides to discontinue paying such expenses and AECOM assumes such responsibility. Similarly, Licensee will keep Dr. Davies and AECOM fully informed as to all Alzheimer Therapeutic Knowhow conceived, discovered, invented or developed by Licensee and the status of Licensee's efforts to obtain patent protection thereon.



6.    LICENSE GRANT


         6.01 Subject to the rights, if any, of the NIH, AECOM grants to Licensee and Subsidiaries a worldwide, exclusive license, with the right by Licensee to grant sublicenses, under Alzheimer Therapeutic Knowhow, whether existing or developed in the future, owned by AECOM, solely or jointly with Licensee, to make, have made, use and sell Licensed Products. Licensee will not grant any sublicense under Alzheimer Therapeutic Knowhow unless it first receives the prior written consent of AECOM, which consent will not be reasonably withheld.


         6.02 Subject to the rights, if any, of the NIH, AECOM grants to Licensee and Subsidiaries a worldwide, exclusive license, with the right by Licensee to grant sublicenses, under Alzheimer Therapeutic Patents owned by AECOM, solely or jointly with licensee, to make, have made, use and sell licensed Products. Licensee will not grant any sublicense under Alzheimer Therapeutic Patents unless it first receives the prior written consent of AECOM, which consent will not be unreasonably withheld.

         6.03 Notwithstanding the exclusive rights granted to Licensee pursuant to paragraphs 6.01 and 6.02, AECOM shall retain the right to make and use Licensed Products in its own laboratories for scientific purposes and for continued research. Further, with the consent of Licensee, which consent will not be unreasonably withheld, AECOM shall have the right to make available to other scientific institutions and researchers small quantities of biological materials solely for scientific and research purposes covered under Alzheimer's Therapeutic Knowhow and developed in Dr. Davies' laboratory, provided this is done under a confidentiality agreement approved by Licensee.


         6.04 Nothing contained in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license except as expressly specified in Paragraphs 6.01 and
                  6.02 hereof.

7.    CONFIDENTIALITY

         7.01 Nothing herein contained shall preclude AECOM from making required reports or disclosures to the NIH. Further, Licensee understands and acknowledges that AECOM has previously published existing Alzheimer Therapeutic Knowhow developed prior to the effective date of this Agreement.

         7.02 Subject to the reporting requirements and prior publications of Paragraph 7.01 hereof and the future rights of publication set forth in paragraph 7.04 hereof, AECOM and Licensee will retain in confidence Alzheimer Therapeutic Knowhow owned by AECOM, by Licensee or jointly by AECOM and Licensee which is developed during the term of this Agreement; and neither AECOM nor Licensee will disclose any such Alzheimer Therapeutic Knowhow to a third party without the consent of the other. Licensee shall have the right to disclose Alzheimer Therapeutic Knowhow on a confidential basis for commercial purposes subject to AECOM's approval, which approval will not be unreasonably withheld.

         7.03 During the term of this Agreement, it is contemplated that Licensee will disclose to AECOM proprietary and confidential technology, inventions, technical information, biological materials and the like which are owned or controlled by Licensee and which relate to or will be useful in the collaborations contemplated pursuant to paragraph 2 of this Agreement ("Licensee Confidential Information"). Licensee initially will disclose all Licensee Confidential Information in writing (or promptly confirm the oral disclosure thereof in writing) and will designate any such Licensee Confidential Information with an appropriate notation of confidentiality (e.g., "Licensee Confidential Information"), AECOM agrees to retain such Licensee Confidential Information in confidence, subject to paragraph 7.05 hereof, and not to disclose any such Licensee Confidential Information to a third party without the prior written consent of Licensee.


         7.04 Notwithstanding the provisions of paragraph 7.02, AECOM will be free to publish scientific results relating to the Field in scientific journals, provided, however, that any manuscript containing such scientific results will not contain Licensee Confidential Information. Further, AECOM will supply to Licensee a copy of any such manuscript prior to its submission for publication, so that licensee may evaluate such manuscript and determine whether it contains patentable subject matter relating to the Field on which a patent application should be filed by Licensee pursuant to paragraph 5.02 or contains Licensee Confidential Information which is owned solely by Licensee. At Licensee's request, AECOM initially will delay submission of the manuscript in order to enable Licensee to prepare and file a patent application on any such. patentable subject matter and will cooperate with Licensee in deleting from any such manuscript Licensee Confidential Information. In implementation of the foregoing, within thirty (30) days after receipt by Licensee of a proposed manuscript which AECOM intends to publish, Licensee will notify AECOM whether or not a patent application will be filed by Licensee in accordance with the terms and conditions of this Agreement. If at the end of such thirty (30) day period Licensee and AECOM are not able to agree to a mutually acceptable date for submission of the manuscript for publication to enable Licensee to implement its decision to file a patent application, AECOM shall notify Licensee of its intention to submit such manuscript for publication without Licensee's approval and may do so thirty
                  (30) days after giving such notice. Consistent with the foregoing procedure and without breach thereof, Dr. Davies shall have the right to release abstracts for publications relating to the Field, providing that such abstracts do not contain patentable subject matter or Licensee Confidential

                  Information. Licensee agrees to immediately review any such abstracts for publication and promptly approve those which meet the foregoing criteria.

         7.05 AECOM will keep in confidence Licensee Confidential Information for a period of five (5) years after termination or expiration of this Agreement, provided, however, that such obligation of confidentiality will not apply to Licensee Confidential Information which:

                    a. was known to AECOM or generally known to the public prior to its disclosure hereunder; or

                    b. subsequently becomes known to the public by some means other than a breach of this Agreement; or

                    c. is subsequently disclosed to AECOM by a third party having a lawful right to make such disclosure.

                    d. is required to be disclosed by regulation, law or court order to the most limited extent necessary to comply therewith; or

                    e. is independently developed by AECOM without the benefit of Licensee Confidential Information as evidenced by AECOM's written records.


         7.06 Licensee will keep confidential all Alzheimer Therapeutic Knowhow received from AECOM for a period of five (5) years after termination or expiration of this Agreement, provided, however, that the obligation of confidentiality will not apply to Alzheimer Therapeutic Knowhow which:

                  a. was known to Licensee or generally known to the public prior to its disclosure hereunder; or

                  b. subsequently becomes known to the public by some means other than a breach of this Agreement, including publication and/or laying open to inspection of any patent applications or patents; or

                  c. is subsequently disclosed to Licensee by a third party having a lawful right to make such disclosure; or

                  d. is required to be disclosed by regulation, law or court order to the most limited extent necessary to comply therewith; or

                  e. is independently developed by Licensee without the benefit of Alzheimer Therapeutic Knowhow as evidenced by their written records.


8.    ROYALTIES AND PAYMENT

         8.01 Licensee will pay to AECOM four percent (4%) of the Net Sales by Licensee and Subsidiaries. Licensee shall make such payments for the longer of ten (10) years from First Commercial Sale by Licensee of a Licensed Product or until the EXPIRATION OF THE LAST ALZHEIMER Therapeutic Patent which covers a Licensed Product made, used or sold by Licensee. For the purpose of this paragraph, "First Commercial Sale" shall occur when Licensee or a Subsidiary makes an unrestricted release of a Licensed Product to its sales and marketing organization in national markets through (i) the United States or (ii) in a major western European country or (iii) Japan, intended to reach the general market for the Licensed Product.

         8.02 Licensee will pay to AECOM thirty percent (30%) of Net Proceeds for so long as Licensee receives Net Proceeds.

         8.03 If the total market share of unauthorized third parties, using Alzheimer's Therapeutic Know-How to manufacture and sell products which directly compete in the market place with licensed products, exceeds 10% in Brazil, India, Korea and/or Taiwan, then the applicable royalties otherwise payable by Licensee to AECOM pursuant to Paragraph 8.02 on Annual Net Sales in the country (Brazil, India, Korea and/or Taiwan) where such competition exists shall be reduced proportionally by the same percentage as the market share of the unauthorized third party, provided that the maximum reduction of royalty shall be fifty percent (50%). Such reduced royalty shall remain in effect only as long as such competition continues to exist. The market share of such unauthorized third parties shall be determined annually by an independent marketing research firm selected and paid for by Licensee and acceptable to AECOM.

         8.04 Only one royalty will be payable on Net Sales by Licensee of a Licensed Product under paragraph 8.01, regardless of the number of patent claims in an Alzheimer Therapeutic Patent which cover such Licensed Product. If it is necessary for Licensee to pay royalties to any third party in order to sell Licensed Products, Licensee may offset one-half of the royalties payable to third parties against royalties payable to AECOM, provided that under no circumstances may payments to AECOM be reduced more than fifty percent (50%) as a result of such offsets.

         8.05 To insure that Licensee is using its best efforts to commercialize Licensed Products as soon as practicable, if this Agreement is not terminated pursuant to paragraph 13.01, then Licensee agrees to make the following payments;

                    (a) If the results of studies in the next two years on classes of compounds that may modify the action of protein expression (i.e. the expression of the abnormally phosphorylated paired helical filament epitopes associated with Alzheimer's Disease by neuroblastoma cells treated with a protein phosphatase inhibitor) result in apparent efficacy in cell culture systems, and pass initial toxicity tests, licensee will pay to AECOM amounts rising incrementally from $50,000 per year to $250,000, in increments of $50,000, beginning on January 30,1999, and being payable on each January 30th thereafter. These amounts may be credited against royalties to be paid under paragraphs 8.01 and
                         8.02 during the calendar year in which such payment is made.


                    (b) In the case in which compounds efficacious in modifying the actions of protein expression in cell culture systems have not been found within the next two years, the date for commencement of the payment obligations in paragraph (a) will be delayed by three years. Licensee's failure to pay royalties under paragraphs
                         8.01 and 8.02 or to make any of the payments set forth in paragraphs 8.05 or 8.06 shall be the equivalent of a termination of this Agreement by Licensee pursuant to paragraph 13.03.

         8.06 If Licensee does not terminate this Agreement pursuant to paragraph 13.03 prior to the date the last payment is due under paragraph 8.05 of this Agreement, then beginning in the first calendar year after such payment is due and in each calendar year thereafter, Licensee agrees to pay to AECOM guaranteed minimum annual royalties (to be credited against actual royalties payable pursuant to paragraphs 8.01 and 8.02) during each calendar year of Two Hundred and Fifty Thousand Dollars ($250,000). This guaranteed minimum annual royalty is non-refundable and will be paid to AECOM in equal semi-annual installments pursuant to paragraph 9.01 during each such calendar year. In no event shall any difference between actual royalties and minimum guaranteed royalties in any such calendar year affect Licensee's obligation to pay minimum guaranteed royalties in any other calendar year.

         8.07     Licensee's failure to pay royalties under paragraphs 8.01 and
                  8.02 or to make any of the payments set forth in paragraphs
                  8.05 and 8.06 shall be the equivalent of a termination of this Agreement by Licensee pursuant to paragraph 13.03.

9.    PAYMENT OF ROYALTIES

         9.01 Royalties due from Licensee to AECOM will be paid within twenty (20) days after the end of each semi-annual period during which the royalty accrued. Payment shall be accompanied by a statement of the amount of Net Sales realized by Licensee, the amount of Net Proceeds received by Licensee from sublicensees, the amount of any deduction and the amount of royalty due from Licensee to AECOM.

         9.02 Licensee shall maintain the usual books of account and records showing sales of Licensed Product, Net Sales attributable to such sales, amounts received from sublicensees and Net Proceeds attributable thereto. Such books and records shall be open to inspection by AECOM during usual business hours, by an independent certified public accountant to whom Licensee has no reasonable objection, for two (2) years after the calendar year to which they pertain, for the purpose of verifying the accuracy of the royalties paid to AECOM by Licensee pursuant to this Agreement. Inspection shall be reasonably limited to those manors related to Licensee's royalty obligations under this Agreement.


10.   INFRINGEMENT

         10.01 Licensee shall have the right, in its sole discretion and at its expense, to initiate legal proceedings in AECOM's name against any infringer of an Alzheimer Therapeutic Patent owned by AECOM, solely or jointly with Licensee. Any settlement or recovery received from any such proceeding shall be divided seventy percent (70%) to Licensee and thirty percent (30%) to AECOM after Licensee deducts from any such settlement or recovery its counsel fees and out-of-pocket expenses relative to any such legal proceeding.


         10.02 In the event Licensee initiates or carries on legal proceedings to enforce any Alzheimer Therapeutic Patent owned by AECOM, solely or jointly with Licensee, against an alleged infringer, AECOM shall fully cooperate with and supply all assistance reasonably requested by Licensee. AECOM, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding, provided that Licensee shall have the sole right to conduct such proceeding and to enter into any settlement thereof.

11.   PROHIBITION ON USE OF NAMES


         11.01 AECOM and Licensee each shall not use the name of the other without prior written consent, except if the use of such name is required by law, regulation or judicial order, in which event the party intending to use such name will promptly inform the other prior to any such required use.


12.   CONSULTING AGREEMENT WITH DR. DAVIES

         12.01 Licensee and Dr. Davies and members of his staff have entered into a Consulting Agreement whereby they will provide to Licensee consulting services with respect to the Field, for which they will be compensated directly by Licensee. Ownership of any Alzheimer Therapeutic Knowhow developed or invention made by Dr. Davies or his staff solely or jointly with Licensee while rendering services under the Consulting Agreement will be governed by paragraph 5.01 hereof and will be subject to the terms and conditions of this Agreement. A copy of the Consulting Agreements are annexed hereto as Appendix C.


13.   Term and Termination


         13.01 This Agreement shall be subject to the successful completion of a private financing by Licensee. Licensee shall notify AECOM in writing of the completion of the financing. The financing shall be for no less than $15 million. If Licensee has not completed the financing by June 30, 1993, Agreement shall terminate as of July 1, 1993 and all rights in Alzheimer Therapeutic Knowhow and Alzheimer Therapeutic Patents will revert to AECOM and Licensee will not use Alzheimer Therapeutic Knowhow for any purposes whatsoever.

         13.02 Unless terminated earlier under other provisions hereof, this Agreement will expire upon the expiration of Licensee's last obligation to pay royalty hereunder.


         13.03    Licensee may terminate this Agreement anytime after thirty
                  (30) days from the execution of this Agreement and the licenses granted hereunder by giving notice to AECOM sixty
                  (60) days prior to such termination. Upon such termination Licensee shall be obligated to compensate AECOM for an amount equal to any salary obligations undertaken by AECOM under the provisions of Appendix B for a period of one year from the onset of this Agreement. Upon any such termination, all rights in Alzheimer Therapeutic Knowhow and Alzheimer Therapeutic Patents will revert to AECOM and Licensee will not use Alzheimer Therapeutic Knowhow for any purposes whatsoever.

         13.04 If either party defaults on or breaches any material condition of this Agreement, the aggrieved party may serve notice upon the other party of the alleged default or breach. If such default or breach is not remedied within sixty (60) days from the date of such notice, the aggrieved party may at its election terminate this Agreement. Any failure to terminate hereunder shall not be construed as a waiver by the aggrieved party of its right to terminate for future defaults or breaches.

         13.05. (i) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration conducted in New York in accordance with the then-existing rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                  (ii) In any arbitration pursuant to (i), the award shall be rendered by a majority of the members of a Board of Arbitration consisting of three members, one of whom shall be appointed by each party and the third of whom, who shall be the chairman of the arbitration panel, shall be appointed by mutual agreement of the two arbitrators appointed by the parties. In the event of failure of a party to appoint a. arbitrator within thirty (30) days after the commencement of the arbitration proceedings, or in the event of failure of the two party appointed arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator such arbitrator shall be appointed by the AAA in accordance with its then-existing rules. (For this purpose, commencement or the arbitration proceedings shall be the date on which a request or demand for arbitration is first filed with the AAA).

         13.06 If either party becomes insolvent or makes an assignment for the benefit of creditors or if proceedings for a voluntary bankruptcy are instituted on behalf of either party or if either party is declared bankrupt or insolvent, the other party may at its election terminate this Agreement by notice to the bankrupt or insolvent party.

         13.07 Termination of this Agreement by either party shall not prejudice the right of AECOM to recover any royalty due at the time of termination or which becomes due after termination based upon rights vested prior to termination and shall not prejudice any cause of action or claim of either party accruing under the licenses granted herein.

14.   FORCE MAJEURE

         14.01 Each party hereto shall be relieved of its obligations hereunder to the extent that fulfillment of such obligations shall be prevented by acts of war, labor difficulties, riot, fire flood, hurricane, windstorm, acts or defaults of common carriers, governmental laws, acts, regulations, shortages of materials or any other occurrence whether or not similar to the foregoing beyond the reasonable control of the party affected thereby.

15.   AMENDMENT AND ASSIGNMENT

         15.01 This Agreement sets forth the entire understanding between the parties pertaining to the subject matter hereof.


         15.02 Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified, except by an instrument in writing signed by both parties.

         15.03 Without the prior written approval of the other party, neither party may assign this Agreement except to a party acquiring substantially all of the assigning party's business to which this Agreement relates.

16.    MISCELLANEOUS PROVISIONS

         16.01 This Agreement shall be interpreted and construed in accordance with the laws of the State of New York.

         16.02 This Agreement has been prepared jointly and shall not be strictly construed against either party.

         16.03 If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         16.04 Licensee agrees to indemnify AECOM, its trustees, employees and agents for the cost of defense and for damages awarded, if any, as a result of any claims, liabilities, suits or judgments arising out of this Agreement, so long as such claims, liabilities, suits, or judgments are not attributable to grossly negligent or intentionally wrongful acts or omissions by AECOM, its trustees, employees and agents or a breach by AECOM of this Agreement.

                  This indemnity is conditioned upon AECOM's obligation to: (i) advise Licensee of any claim or lawsuit, in writing promptly after AECOM has received notice of said claim or lawsuit and
                  (ii) assist Licensee and its representatives in the investigation and defense of any lawsuit and/or claim for which indemnification is provided.

         16.05 This Agreement shall not apply to other research projects or collaborations conducted by Licensee, provided such research projects or collaborations are conducted without the use whatsoever of any of the materials supplied or produced under this Agreement, Alzheimer Therapeutic Knowhow, or Alzheimer Therapeutic Patents.

17.      NOTICES

         17.01 Any notice or report required or permitted hereunder shall be given in writing by registered or certified mail, return receipt requested, to the following addresses:

                                   Molecular Geriatrics, Inc.
                                   1117 S. Milwaukee Ave. - Suite B-l 2
                                   Libertyville, Illinois 60041


                                   Albert Einstein College of Medicine
                                   of Yeshiva University 1300 Morris Park
                                   Avenue Bronx, New York
                                   10461 Attention: Dr. Sidney Goldfischer
                                                    Office of Industrial Liaison

                                  Kenneth George, Esq.
                                  Amster, Rothstein & Ebenstein
                                  90 Park Ave. - 21st Floor
                                  New York, NY  10016



     IN WITNESS WHEREOF, the parties have entered into this Agreement effective AS of the day and year first above written.

                             ALBERT EINSTEIN COLLEGE OF MEDICINE
                             A DIVISION OF YESHIVA UNIVERSITY

                                   /s/ Emanuel Genn
WITNESS:                       BY __________________________
/s/ Irma Conti
_______________                TITLE Associate Dean for Business Affairs
                                     ___________________________________
2/1/93
_______________                DATE   2/1/93
                                     _______________________



                              MOLECULAR GERIATRICS, INC.

                              BY /s/ Robert Mauer
                                  __________________________
                              TITLE  Chief Operating and Financial Officer
                                     _____________________________________
                              DATE   November 20, 1992
                                     _______________________

                               AMENDMENT AGREEMENT

         Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, a corporation organized and existing under the laws of the State of New York, having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 ("AECOM") and Molecular Geriatrics, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office and place of business at 1117 South Milwaukee Avenue, Suite B-12, Libertyville, Illinois 60048 ("Licensee"), have entered into a LICENSE AND COLLABORATIVE RESEARCH AGREEMENT on October 1, 1992 ("AGREEMENT").


         NOW, THEREFORE, in consideration of the mutual covenants contained in the AGREEMENT and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AECOM and Licensee agree as follows:


           1. The first line of the AGREEMENT is amended to read as follows:

                     "This Agreement is entered into as of July 1, 1993, by and between Albert Einstein"


           2. Paragraph 13.01 of the AGREEMENT is amended to read as follows:

                     This Agreement shall be subject to the successful completion of a private financing by Licensee. Licensee shall notify AECOM in writing of the completion of the financing. The financing shall be for no less than $10 Million. If Licensee has not completed the financing by December 31, 1993, this Agreement shall terminate as of January 1, 1994 and all rights in Alzheimer Therapeutic Knowhow and Alzheimer Therapeutic Patents will revert to AECOM and Licensee will not use Alzheimer Therapeutic Knowhow for any purposes whatsoever.



3. The last paragraph of Appendix 3 of the AGREEMENT is amended to read as follows:

      The budget for these project shall be a total of $2,500/month for each of thirty-six months beginning on July 1, 1993. Payment for each month of research shall be made on the first day of the month. Licensee may, at its discretion, make research payments on a quarterly in advance basis instead of a monthly basis.

     IN WITNESS WHEREOF, the parties have entered into this Amendment Agreement effective as of July 1, 1993.



                               ALBERT EINSTEIN COLLEGE OF MEDICINE

                               OF YESHIVA UNIVERSITY, A DIVISION

                               OF YESHIVA UNIVERSITY

                                   /s/ Emanuel Genn
                               BY __________________________
/s/ Irma Conti
_______________                TITLE Associate Dean for Business Affairs
                                     ___________________________________
7/6/98
_______________                DATE   7/6/98
                                     _______________________


                              MOLECULAR GERIATRICS, INC.

WITNESS:                      BY /s/ Robert Mauer
/s/ Janet Behnke                     __________________________
________________              TITLE  Chief Operating Officer
7/9/93                               _____________________________________
________________              DATE   7/9/93
                                     _______________________